Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares National Muni Bond ETF (ISHMUNI) iShares New York Muni Bond ETF (ISHNY)
BlackRock Municipal Income Investment Quality Trust (BAF)
BlackRock Allocation Target Shares : Series E Portfolio
(BATSE)
BlackRock Municipal Income Investment Trust (BBF)
BlackRock Municipal Bond Trust (BBK)
BlackRock Investment Quality Municipal Trust (BKN)
BlackRock Strategic Municipal Trust (BSD)
BlackRock Long-Term Municipal Advantage Trust (BTA)
BlackRock MuniYield Investment Quality Fund (MFT)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
08-03-2016

Security Type:
BND/MUNI


Issuer
The City of New York General Obligation
Bonds, Series 2017-A-1

Selling
Underwriter
GOLDMAN SACHS & CO.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Goldman Sachs & Co, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Citigroup
Global Markets Inc., Jefferies & Company,
Inc., J.P. Morgan Securities LLC, Loop
Capital Markets, LLC, Ramirez & Co.,Inc,
RBC Capital Markets, Siebert Brandford
Shank & Co., L.L.C., Wells Fargo
Securities, LLC, Barclays Bank PLC, BNY
Mellon Capital Markets, LLC, Drexel
Hamilton, LLC, Fidelity Capital Markets,
Janney Montgomery Scott LLC, Mizuho
Securities USA Inc, Morgan Stanley & Co.
LLC, Oppenheimer & Co, Raymond James &
Associates, Inc., Roosevelt & Cross, Inc,
Stifel, Nicolaus & Company, Inc., TD
Securities (USA) LLC, U.S. Bancorp
Investments,Inc, Academy Securities, Inc.,
Blaylock Beal Van, LLC, FTN Financial
Securities Corp., Hilltop Securities, PNC
Capital Markets LLC, Rice Financial
Products Company, Stern Brothers & Co.,
The Williams Capital Group, L.P

Transaction Details

Date of Purchase
08-03-2016


Purchase
Price/Share
(per share / %
of par)
$122.202
(2.47)
$111.370
(2.69)

Total
Commission,
Spread or
Profit
0.441%


1.	Aggregate Principal Amount Purchased
(a+b)
$24,485,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$17,320,000

b. Other BlackRock Clients
$7,165,000

2.	Aggregate Principal Amount of
Offering
$800,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.03061



Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date: 08-09-2016
Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 08-09-2016
Global Syndicate Team Member